Exhibit 99.1

For Immediate Release

STUART GRANT APPOINTED PATHEON’S EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER

TORONTO, CANADA (February 15, 2012) – Patheon (TSX: PTI) a global provider of drug development and manufacturing services to the international pharmaceutical industry announced today that Stuart Grant has been appointed Patheon’s Executive Vice President, Chief Financial Officer. Mr. Grant comes to Patheon following an accomplished career with increasing levels of responsibility in finance for several successful, global public companies.

“I am very pleased that Stuart has agreed to join the Patheon team,” stated Jim Mullen, Patheon’s Chief Executive Officer. “He is a proven leader and respected financial executive who will be a key player in Patheon’s transformation. I look forward to the many contributions he will make as we continue to implement our strategy to provide superior returns to our shareholders over time.”

Mr. Grant is joining Patheon after serving as Senior Vice President and Chief Financial Officer of BioCryst Pharmaceuticals, Inc., where he was a key player in the creation and execution of a company-wide strategy that stabilized, funded and enabled future operations of the company. His responsibilities included the finance, information technology, supply chain operations, manufacturing and communications functions. Prior to joining BioCryst, Mr. Grant was Group Chief Financial Officer for Serono SA where he worked for 12 years, three years in his last position, until the company was acquired. Mr. Grant also spent 15 years in finance at Digital Equipment Company and several years working as a tax consultant and senior auditor for Price Waterhouse in Glasgow, Scotland.

Mr. Grant holds a Bachelor of Accountancy from the University of Glasgow, Glasgow, Scotland and is a Chartered Accountant with the Institute of Chartered Accountants of Scotland.

About Patheon

Patheon Inc. (TSX: PTI) is a leading global provider of contract development and manufacturing services to the global pharmaceutical industry. The company provides the highest quality products and services to approximately 300 of the world’s leading pharmaceutical and biotechnology companies. Its services range from preclinical development through commercial manufacturing of a full array of dosage forms including parenteral, soft gel, solid and liquid forms.

The company’s comprehensive range of fully integrated Pharmaceutical Development Services includes pre-formulation, formulation, analytical development, clinical manufacturing, scale-up and commercialization. The company’s integrated development and manufacturing network of 10 manufacturing facilities, nine development centers and one clinical trial material packaging facility across North America and Europe, enables customer products to be launched with confidence anywhere in the world.

Contact:

Wendy Wilson

Investor Relations and Corporate Communications

Tel: (919) 226-3313

Email: wendy.wilson@patheon.com

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